UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2006

Q.E.P. CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21161	13-2983807
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1001 Broken Sound Parkway NW Suite A

Boca Raton, Florida 33487

(Address of principal executive offices)

561-994-5550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On June 1, 2006, Q.E.P. Co., Inc. (the “Company”), Bank of America, N.A., successor-in-interest to Fleet Capital Corporation (“BOA”), and HSBC Bank USA, National Association, successor-by-merger to HSBC Bank USA (“HSBC” and together with BOA, the “Lenders”), executed a Seventh Amendment and Waiver Agreement by and among the Company, certain affiliates of the Company, the Lenders, and BOA as Agent (the “Amendment”), which amended the Company’s Second Amended and Restated Loan Agreement dated as of November 14, 2002 (as amended and in effect from time to time, the “Loan Agreement”). Pursuant to the Amendment, the Company (i) modified several of the financial covenants in the Loan Agreement, including covenants that require the Company to maintain a certain senior debt to trailing EBITDA ratio, a certain fixed charge coverage ratio and a certain liabilities to tangible net worth ratio (all as defined in the Loan Agreement); (ii) waived the Company’s violation of the leverage ratio covenant previously disclosed on a Form 8-K filed with the Commission on April 14, 2006; (iii) amended the Loan Agreement to require that lockbox deposits will be applied against the revolving loan on a daily basis; and (iv) amended the interest rate applicable to the Company’s term loan and the revolving loan. As amended, interest accrues on the term loan at a rate per annum equal to, at the option of the Company, (a) the Prime rate; or (b) LIBOR plus 2.13 % to LIBOR plus 2.63%, while the revolving loan accrues interest at a rate per annum equal to, at the option of the Company, (a) the Prime Rate; or (b) LIBOR plus 1.5 % to LIBOR plus 2.25%. The Company’s obligations under the Loan Agreement are collateralized by substantially all of the Company’s assets.

At June 1, 2006, the rate applicable to the revolving loan was LIBOR (5.07 % at June 1, 2006) plus 2.0%, and the Company had $ 2,833,075 available for future borrowings under its revolving loan facility net of $ 3,024,925 in outstanding letters of credit and reserves. At June 1, 2006, the rate applicable to the term loan was LIBOR (5.07 % at June 1, 2006) plus 2.63%, and the Company had $ 3,833,333 in principal and interest outstanding under the term loan.

Section 2- Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q.E.P. Co., Inc.

Date: June 7, 2006	By:	/s/ Randall Paulfus
	Name:	Randall Paulfus
	Title:	Interim Chief Financial Officer